NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL FIRST QUARTER 2005 SALES UP OVER 50% ; NET INCOME UP 62%

GREEN BAY, WI (February 9, 2005)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced that first fiscal quarter 2005 sales and earnings exceeded those reported for the prior year period. Sales for the first quarter were $20,004,000, up $6,958,000 or 53% from the 2004 fiscal first quarter. Net income per diluted share for the 2005 first quarter was $.09 per share, up 80% compared to $.05 per share for the 2004 first quarter. Net income increased 62%.

In commenting on the results, Lou LeCalsey, President and CEO stated “In our business, the fiscal year first quarter is typically our weakest quarter. Our toll revenues (sales without materials) were essentially flat compared to last year’s first quarter, which was a quarter where we were transitioning out of certain contracts and benefiting from start-ups of new contracts. We had said earlier that based upon customer forecasts we had in hand, we expected each quarter of fiscal 2005 to show improvement not only on a quarter to quarter basis, but also quarter over quarter compared to the previous year, but that it was important to note that our sales are based upon consumer demand for our customers’ products. We have recently received revised forecasts which temporarily delay certain new product launches and adjusts customer inventories downward. We now expect that our fiscal second quarter will not be as robust as earlier predicted but that we will generate strong results in the fiscal third and fourth quarters.”

In the first fiscal quarter of 2005, the Company completed the sale of its thermal laminating machine for a gain of $414,000 ($0.05 per share) which is reflected in the first quarter results. Also during the first quarter, the Company repaid $2,000,000 of borrowings under its credit facility.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2005 results in comparison to fiscal 2004, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2004	2004
ASSETS

Cash & Cash Equivalents	$9	$8
Accounts Receivable — Net	9,450	12,639
Inventories	10,759	9,625
Other Current Assets	1,059	778

Total Current Assets	21,277	23,050

Property, Plant and Equipment — Net	15,764	16,329
Goodwill — Net	7,212	7,212
Other Assets	334	392

Total	$44,587	$46,983

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$5,663	$5,917
Accrued Liabilities	2,079	2,710

Total Current Liabilities	7,742	8,627

Long-Term Debt — Less current portion	500	2,500
Deferred Income Taxes	487	406

Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	11,553	11,145
Treasury Stock	(831)	(831)

Total Stockholders’ Equity	35,858	35,450

Total	$44,587	$46,983

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	(Unaudited)
	2004	2003
Net Sales	$20,004	$13,046

Cost of Sales	18,553	11,472

Gross Profit	1,451	1,574

SG&A Expense	1,178	1,119
Gain (Loss) on Asset Sales	(416)	3

Operating Income	689	452

Interest Expense	(13)	(15)
Interest Income and Other Income	14	(1)

Income Before Income Tax	690	436

Income Tax Expense	282	184

Net Income	$408	$252

Basic Earnings Per Share:
Net Income	$0.09	$0.05

Diluted Earnings Per Share:
Net Income	$0.09	$0.05

Weighted Average Common Shares Outstanding:
Basic	4,582,344	4,582,344
Diluted	4,615,317	4,589,852